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                        LEGG MASON, INC.
                     ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

          FIRST:    The Articles of Incorporation of Legg Mason,
Inc., a Maryland corporation (the "Corporation"), are hereby amended by deleting the first paragraph of Article Fifth and inserting in place thereof a new paragraph to read as follows:

               "FIFTH:   The aggregate par value of all
          shares which the Corporation is authorized to issue is $50,000,000, represented by 4,000,000 shares of Preferred Stock of the par value of $10 per share and 100,000,000 shares of Common
          Stock of the par value of $.10 per share."

          SECOND:   The amendment to the Articles of Incorporation
of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the Stockholders of the Corporation as required by law.

          THIRD:    The total number of shares of all classes of
stock which the Corporation had authority to issue immediately prior to this amendment was 24,000,000 shares consisting of 20,000,000 shares of Common Stock, $.10 par value, and 4,000,000 shares of Preferred Stock, $10 par value. The aggregate par value of all shares of all classes having a par value was Forty-Two Million Dollars ($42,000,000).

          FOURTH:   The total number of shares of all classes of
stock which the Corporation has authority to issue, pursuant to the Articles of Incorporation as hereby amended, is 104,000,000 shares consisting of 100,000,000 shares of Common Stock, $.10 par value, and 4,000,000 shares of Preferred Stock, $10 par value. The aggregate par value of all shares of all classes having a par value is Fifty Million Dollars ($50,000,000).

          FIFTH:    The description of each class of stock of the
Corporation, as set forth in the original Articles of Incorporation, and as amended from time to time, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, has not been changed by this amendment.

          SIXTH:    The undersigned President acknowledges these
Articles of Amendment to be the corporate act of the Corporation and with respect to all matters and facts otherwise required to be

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verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

          IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its President and attested to by its Assistant Secretary on this 24th day of July, 1996.


ATTEST:                       LEGG MASON, INC.



/s/ F. James Tennies          By: /s/ Raymond A. Mason (SEAL)
F. James Tennies                  Raymond A. Mason
Assistant Secretary               President